PRESS RELEASE
FOR RELEASE MAY 16, 2014 AT 5:00 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2014

Baltimore:    Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized a net loss of $47,700 for the quarter ended March 31, 2014, as compared to net income of $65,200 for the same quarter in 2013. The decrease in net income is primarily attributable to an increase in noninterest expense of $158,800 and a decrease in noninterest income of $85,800, which were only partially off-set by an increase in net interest income of $50,100, a decrease in our provision for loan losses of $23,900 and a reduction in income tax expense of $57,500. Net interest income increased for the three months ended March 31, 2014 by $50,100, or 4.7%, from $1,076,900 for the three months ended March 31, 2013 to $1,127,000 for the three months ended March 31, 2014. Our provision for loan losses decreased from a provision of $20,900 for the three months ended March 31, 2013 to a negative provision of $3,000 for the three months ended March 31, 2014.  Non-interest income decreased $85,800, or 68.8%, for the three months ended March 31, 2014, from $124,700 for the three months ended March 31, 2013 to $38,900 for the three months ended March 31, 2014. The decrease was primarily due to a decrease of $43,300, or 100%, in the gain on sale of investments and a decrease of $35,800, or 100%, in the gain on sale of loans. Noninterest expenses increased by $158,800, or 14.4%, from $1,104,700 for the three months ended March 31, 2013 to $1,263,500 for the three months ended March 31, 2014. The increase primarily was attributable to an increase in salaries and employee benefits of $60,000, or 10.5%, an increase in directors fees of $11,700, or 47.3%, and an increase in other general and administrative expenses of $72,100, or 45.7%. The increase in other general and administrative expenses was primarily due to a $100,000 write-down of the luxury residential property included in REO, based on a contract of sale received on the property. Settlement occurred on this property on April 30, 2014 and no further loss was recognized. There was also a decrease of $37,600, or 76.7%, in advertising expense.

At March 31, 2014, total assets decreased by $812,800 to $165.6 million at March 31, 2014 from $166.4 million at December 31, 2013.  The decrease in assets for the three months ended March 31, 2014 was due mainly to a $3.3 million decrease in cash and cash equivalents from $15.4 million at December 31, 2013 to $12.1 million at March 31, 2014.  To offset this, loans receivable, net, increased $2.5 million from $114.6 million at December 31, 2013 to $117.1 million at March 31, 2014.  Other real estate owned increased from $1.9 million at December 31, 2013 to $2.0 million at March 31, 2014.

Non-accrual loans totaled $736,700 at March 31, 2014 compared to $1.1 million at December 31, 2013.  Net loan recoveries amounted to $3,000 during the three months ended March 31, 2014, compared to net loan charge-offs of $65,900 during the three months ended March 31, 2013. As of March 31, 2014, non-accrual loans included fourteen owner occupied one- to- four family residential loans totaling $193,000, five non-owner occupied one- to- four family residential loans totaling $253,800 and two home equity lines of credit totaling $289,900.  As of December 31, 2013, non-accrual loans included one troubled debt restructured loan totaling $386,400, eighteen one-to- four family residential loans totaling $404,000 and two home equity lines of credit totaling $289,900.The total decrease of $343,600 in non-accrual loans is primarily due to one troubled debt restructured loan that had previously been on non-accrual status but is now included in other real estate owned.

Other real estate owned totaled $2.0 million at March 31, 2014 compared to $1.9 million at December 31, 2013.  Other real estate owned at March 31, 2014 and December 31, 2013 consisted of one luxury residential property that was a speculative construction loan (totaling $1.6 million at March 31, 2014 and $1.7 million at December 31, 2013) one owner occupied property and one non-owner occupied property.  During the quarter, we wrote down the value of the luxury residential property by $100,000 based on a contract of sale received on the property.  Settlement occurred on this property on April 30, 2014 and no further loss was recognized.

The Company’s consolidated equity, all of which is tangible, was $27.1 million at March 31, 2014 compared to $26.8 million at December 31, 2013. The increase was primarily due to a decrease of $242,100 in accumulated other comprehensive loss. The Bank remains well capitalized with a Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio of 14.26%, 25.23% and 26.48%, respectively, as compared to 14.19%, 25.71% and 26.96%, respectively for the same measures as of December 31, 2013.

 Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

Fraternity Community Bancorp, Inc.
Consolidated Statements of Financial Condition
(unaudited)

	March 31, 2014	December 31, 2013
	(in thousands)	(in thousands)

ASSETS

Cash and due from banks	$790	$973
Interest-bearing deposits in other banks	11,277	14,378
Investment securities	24,356	24,424
Loans, net	117,117	114,578
Other real estate owned	2,049	1,922
Other assets	9,968	10,095
Total Assets	$165,557	$166,370

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$116,571	$118,101
Advances from the Federal Home Loan Bank	20,000	20,000
Advances by borrowers for taxes and insurance	1,078	658
Other liabilities	827	807
Total Liabilities	138,476	139,566
Stockholders' Equity	27,081	26,804
Total Liabilities & Stockholders' Equity	$165,557	$166,370

Consolidated Statements of Operations (unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2014	March 31, 2013
	(in thousands)	(in thousands)

Interest Income
Loans	$1,375	$1,409
Investment Securities	183	179
Other	10	12
Total Interest Income	1,568	1,600

Interest Expense
Deposits	289	375
Borrowings	152	148
Total Interest Expense	441	523

Net Interest Income	1,127	1,077

(Recovery of) Provision for Loan Losses	(3)	21

Net Interest Income after (Recovery of) Provision for Loan Losses	1,130	1,056

Non-interest Income	39	125
Non-interest Expenses	1,263	1,105

Income Before Income Tax (Benefit) Expense	(94)	76

Income Tax (Benefit) / Expense	(47)	11

Net (Loss) Income	$(47)	$65